EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
June 20, 2016		(919) 716-2716

FIRST CITIZENS BANCSHARES ANNOUNCES EARLY TERMINATION
OF FIVE FDIC LOSS SHARE AGREEMENTS

RALEIGH, N.C. -- First Citizens Bank, a subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) on June 14, 2016 to terminate five of the bank’s nine loss share agreements with the FDIC. These loss share agreements were entered into between 2009 and 2011 in conjunction with First Citizens Bank’s acquisition of assets and assumption of liabilities of Temecula Valley Bank (2009), Sun American Bank (2010) and Colorado Capital Bank (2011), and First Citizens Bank and Trust Company, Inc.'s (of Columbia, S.C.) acquisition of Williamsburg Financial National Bank (2010) and Atlantic Bank & Trust (2011), in each case through an FDIC-assisted transaction. First Citizens Bank assumed the agreements pertaining to the latter two acquisitions in connection with its merger with First Citizens Bank and Trust Company, Inc. on Jan. 1, 2015.

Under the terms of the June 14 agreement, First Citizens Bank made a net payment of $20.1 million to the FDIC as consideration for early termination of the loss share agreements. The early termination resulted in a one-time after-tax charge of approximately $2.2 million during the second quarter of 2016. As a result of entering the termination agreement, assets that were covered by the loss share agreements, including loans of $46.3 million and other real estate owned of $8.2 million at March 31, 2016, will be reclassified as non-covered at June 30, 2016.

In conjunction with the early termination, First Citizens Bank adjusted its clawback liabilities under the two remaining loss share agreements with clawback provisions to conform to the methodology used to determine the net termination payment. The change in estimate to First Citizen Bank's clawback liabilities will be applied prospectively and the current expectation of the impact of the change in estimate is a one-time after tax benefit of approximately $10.9 million.

All rights and obligations of First Citizens Bank and the FDIC under the loss share agreements, including the clawback provisions and the settlement of outstanding loss share claims, have been resolved and terminated under the June 14 agreement. The termination of the FDIC loss share agreements had no impact on the yields of the loans that were previously covered under these agreements. First Citizens Bank will recognize all future recoveries, losses and expenses related to the previously covered assets since the FDIC will no longer share in those amounts.

DD&F Consulting Group, headquartered in Little Rock, Arkansas, served as advisors for this early termination. DD&F was one of the first advisors in the nation to assist with loss share buyout and have completed 41 transactions to date for banks (including the five referenced here).
About First Citizens Bank
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 20 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $32 billion in assets.  For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.

Disclosures About Forward Looking Statements
This news release contains forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "may," "will," "should," "could," "would," "potential," "expects," "intends," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of First Citizens BancShares, Inc. and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of First Citizens BancShares, Inc.'s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.  In particular, statements in this release regarding the estimated after-tax benefits of the reported transaction are forward-looking statements which are subject to numerous assumptions, risks and uncertainties, including the amount of recoveries payable to the FDIC on the remaining loss share agreements with clawback provisions, which may change over time and cause actual results to differ materially from those suggested by the forward-looking statements.